Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S‑8 (Nos. 333‑273544 and 333-281965) of our report dated March 27, 2026, with respect to the consolidated financial statements of BV Financial, Inc. and Subsidiaries included in this Annual Report on Form 10‑K for the year ended December 31, 2025.

/s/ Forvis Mazars, LLP

Tysons, Virginia

March 27, 2026